Exhibit 5.1

Derek Redmond VP, Associate General Counsel derek.redmond@ball.com (720) 607-6697

May 1, 2026

Ball Corporation

9200 W. 108 Circle

Westminster, CO 80021-2510

Dear Sir or Madam:

I refer to the registration statement of Ball Corporation (the "Company") on Form S-8 proposed to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 15,000,000 shares (the "Shares") of the Company's common stock under the Amended and Restated 2013 Stock and Cash Incentive Plan of Ball Corporation, as amended, (hereinafter referred to as the “Plan).

I am familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion. This opinion below is limited to the laws of the State of Indiana.

Based upon the foregoing, I am of the opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.

2.	The Amended and Restated 2013 Stock and Cash Incentive Plan of Ball Corporation, as amended, was adopted by Ball Corporation.

3.	Upon selection in accordance with the terms of the Plan, grantees from among those employees of the Company and its subsidiaries eligible for receipt of stock options, performance awards, restricted stock units, stock awards and grants, may be validly included in grants of stock options, performance awards, restricted stock units and other awards under the Plan to such Plan participants.

4.	When the Registration Statement on Form S-8 becomes effective and the certificates representing Shares are duly executed, countersigned, registered and delivered, the Shares issued by the Company pursuant to the Plan will be legally issued, outstanding, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to me under the heading of "Interests of Named Experts and Counsel" in the Registration Statement prepared by the Company.

Very truly yours,

/s/ Derek R. Redmond
Derek R. Redmond